UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 20, 2012

Lifetime Brands, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-19254	11-2682486
(Commission File Number)	(IRS Employer Identification No.)

1000 Stewart Avenue, Garden City, New York, 11530
(Address of Principal Executive Offices)(Zip Code)

 (Registrant’s Telephone Number, Including Area Code) 516-683-6000

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 20, 2012, Lifetime Brands, Inc. (the “Company”) entered into a Second Amended and Restated Employment Agreement (the “Agreement”) with Ronald Shiftan, the Company’s Vice Chairman and Chief Operating Officer (the “Executive”); further amending the Amended and Restated Employment Agreement dated as of August 10, 2009 between the Company and the Executive, which previously had been amended by an Amendment dated as of November 9, 2010.

The Second Amended and Restated Employment Agreement provides, among other things, that:

1.
The term of the Executive’s employment has been extended to December 31, 2015, and for additional one-year periods thereafter, unless the Executive’s employment is earlier terminated or the Company or the Executive gives notice of the intention not to extend the term of the Agreement.

2.	Effective January 1, 2013, the Company shall pay to the Executive a Salary at an annual rate of $650,000.

3.
For each year of the Agreement, the Executive is entitled to receive bonuses; (a) based on the Company’s Adjusted Income Before Income Taxes for such year, and (b) the Executive having met certain individual performance goals for such year.

4.
On January 2, 2013, the Company shall grant the Executive options to purchase 100,000 shares of the Company’s common stock pursuant to the Company’s 2000 Long-Term Incentive Plan. The options will be exercisable at the closing price of the common stock on January 2, 2013, expire five years from the date of grant and 20% of the options shall vest and become exercisable on December 31, 2013, and the balance shall vest and become exercisable in four equal semi-annual installments thereafter commencing on June 30, 2014.  The options are subject to earlier vesting, as provided in the Agreement.

The information provided in this Item 5.02 is qualified in its entirety by reference to the terms of the Agreement attached hereto as Exhibit 10.1.

Item  9.01   Financial Statements and Exhibits.

(d)	Exhibits

10.1	Second Amended and Restated Employment Agreement dated December 20, 2012 between Lifetime Brands, Inc. and Ronald Shiftan.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lifetime Brands, Inc.

By:	/s/ Laurence Winoker
Laurence Winoker
Senior Vice President – Finance, Treasurer and Chief Financial Officer

Date:  December 21, 2012